Free Writing Prospectus to Preliminary Pricing Supplement No. 3,940

Registration Statement Nos. 333-275587; 333-275587-01

Dated September 13, 2024; Filed pursuant to Rule 433

Morgan Stanley

3-Year Worst-Of RTY and SPX Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Russell 2000® Index (RTY) and S&P 500® Index (SPX)
Upside payment:	At least 19.50% of the stated principal amount
Pricing date:	September 30, 2024
Determination date:	September 30, 2027
Maturity date:	October 5, 2027
CUSIP:	61776RG73
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1666268/000183988224029279/ms3940_424b2-17714.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The Worst Performing Underlying
The Notes
$1,000 Stated Principal Amount + $195 Hypothetical Upside Payment
$1,000 Stated Principal Amount
Payment at Maturity on the Notes
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
19.50%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

Change in Worst Performing Underlying Index	Return on Notes
+70%	+19.50%*
+60%	+19.50%*
+50%	+19.50%*
+40%	+19.50%*
+30%	+19.50%*
+20%	+19.50%*
+19.50%	+19.50%*
+10%	+19.50%*
0%	+19.50%*
-1%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%
-50%	0%
-60%	0%
*Assumes an upside payment of 19.50% of the stated principal amount

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The appreciation potential is fixed and limited.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the notes is approximately $976.30 per note, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the notes is not linked to the value of the underlying indices at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●Investing in the notes is not equivalent to investing in the underlying indices.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of both underlying indices.

●Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving no upside payment than if the notes were linked to just one of the underlying indices.

●The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying indices could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.